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                             FOR IMMEDIATE RELEASE


                                 PRESS RELEASE

                         IFX CORPORATION (NASDAQ-FUTR)
           ANNOUNCES ONE-FOR-FIVE REVERSE SPLIT OF ITS COMMON STOCK

Chicago, Illinois,
January 8, 1998

     IFX Corporation (f/k/a Jack Carl/312-Futures, Inc.) (NASDAQ Symbol: "FUTR") announced that, at the close of business (Chicago time) on January 12, 1998, (the "Effective Date") a one-for-five reverse split of its common stock will become effective. Thus, five current shares of common stock, par value $.004, will be changed into one share of the Company's common stock, with a new par value of $.02. The Company stated that any holder of fractional shares resulting from this reverse split will be paid an amount of money equal to the mean between the bid and the offer prices for the Company's Common Stock on the NASDAQ SmallCap Market on the Effective Date multiplied by the amount of the fractional share. Outstanding shares of common stock of the Company will be reduced to approximately 6,279,130 shares from 31,395,649 shares outstanding before the reverse split.

     The one-for-five reverse split may result in certain shareholders owning "odd lots," that is, less than one hundred shares of Common Stock. In order to reduce the disproportionately high costs to the Company of servicing numbers of such shareholder accounts, and to enable those shareholders to dispose of their securities without incurring the brokerage fees that normally attend odd-lot transactions, the Company will purchase from its shareholders all odd lots (i.e., less than one hundred shares) for an amount based upon the mean between the bid and offer prices on the date of purchase, without commissions. The Company will maintain its offer to repurchase said odd-lots for the forty-five days immediately following the Effective Date. Information will be sent to shareholders owning odd lots as to how to accomplish the sale to the Company of such odd lots.

     The Company further stated that new stock certificates representing the number of post-reverse split shares owned, together with a check for any fractional shares, will be issued upon presentation of the old stock certificates at the Company's transfer agent, Harris Trust & Savings Bank, Reorganization Department, 311 West Monroe Street, 11th Floor, Chicago, Illinois 60606.

For further information contact:

Christina S. Donka, Secretary and Chief Financial Officer
IFX Corporation
200 West Adams Street
Suite 1500
Chicago, Illinois  60606
(312) 419-9530